Exhibit 99.1

Contact:
Paul Nungester

EVP and CFO 419.785.8700

PNungester@yourpremierbank.com

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES FIRST QUARTER 2023 RESULTS

INCLUDING SOLID CAPITAL AND LIQUIDITY LEVELS

First Quarter 2023 Highlights

•
CET1 ratio increased 5 basis points to 9.96% and tangible equity ratio increased 25 basis points to 7.03% from the prior quarter
•
Delinquencies decreased $7.2 million or 39% to 0.16% of loans from the prior quarter
•
Loan growth of $115.2 million (up 7.1% annualized) including $69.2 million for commercial loans excluding PPP (up 6.5% annualized)
•
Declared dividend of $0.31 per share, up 3.3% from prior year comparable period

DEFIANCE, OHIO (April 25, 2023) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) announced today 2023 first quarter results including net income of $18.1 million or $0.51 per diluted common share, compared to $25.3 million, or $0.71 per diluted common share, for the fourth quarter of 2022. First quarter 2023 results include the impact of the following items: i) equity investment losses of $1.4 million pre-tax or $0.03 per diluted share after-tax; ii) a negative mortgage pipeline hedge adjustment of $1.5 million pre-tax or $0.03 per diluted share after-tax; iii) a commercial loan charge-off related to an annual appraisal update of $1.5 million pre-tax or $0.03 per diluted share after-tax; and iv) timing-related expenses, including payroll taxes and benefits on annual incentive payouts, of $1.5 million pre-tax or $0.03 per diluted share after-tax. Excluding the impact of these items, first quarter 2023 earnings would be $0.63 per diluted share. Separately, expense savings planned for the remainder of the year represent an estimated $3.0 million pre-tax per quarter. Additionally, the Company estimates that each 25 basis point change in the Federal Funds rate could impact net interest income by approximately $1.5 million on a pre-tax annualized basis based on the Company’s balance sheet as of March 31, 2023.

“Over the course of the first quarter, the organization was fully engaged in deposit retention and expansion efforts with our consumer, wealth, commercial, and public funds clients,” said Gary Small, President and CEO of Premier. “The industry is operating in a very dynamic rate environment and we feel the impact of increasing deposit costs and margin compression when combining the Fed’s first quarter rate increases with the full quarter impact of the fourth quarter 2022 increases. Pricing and promotional adjustments over the course of the quarter resulted in a leveling off of funding costs in February and March. The well-documented industry challenges faced in March prompted additional outreach and conversation with our clients. Topics ranged from deposit insurance to safety and soundness, liquidity, and capital. The Premier team did an excellent job of sharing our organization’s strengths in these areas and by providing solutions as needed. I want to thank our clients for their confidence in the organization. March saw a slight increase in customer deposits for Premier, demonstrating the effective effort by our team of banking professionals. As outlined above, the reported earnings figure reflected a number of issues unique to the quarter. The impact was such that we felt it prudent to provide a bridge to a more normalized quarterly expectation for 2023. We have included the impact of cost reduction initiatives and the expected effect on ongoing performance. The leadership team is committed to taking appropriate steps to help offset margin challenges, while continuing to execute on strategic initiatives important to the long-term health of the organization.”

Quarterly results

Capital, deposits and liquidity

Capital and ratios continued to improve during the first quarter of 2023. Total equity increased $26.7 million, or 3%, including a $19.8 million improvement in accumulated other comprehensive income (“AOCI”) primarily due to a positive valuation adjustment on the available-for-sale (“AFS”) securities portfolio. Tangible equity increased $28.0 million, or 5%, and the tangible equity ratio increased 25 basis points to 7.03%, or 8.90% excluding AOCI. Regulatory ratios also improved during the first quarter of 2023 including CET1 of 9.96%, Tier 1 of 10.43% and Total Capital of 12.18%, each up 4-5 basis points. All of these ratios also exceed well-capitalized guidelines pro forma for AOCI, including CET1 of 7.88%, Tier 1 of 8.35% and Total Capital of 10.11%.

Total deposits declined 2% or $132.7 million during the first quarter of 2023, due to a $219.8 million decline in non-interest bearing deposits offset partly by increases of $75.9 million of interest-bearing customer deposits and $11.2 million of brokered deposits. The net decrease in non-brokered deposits occurred prior to the recent industry turmoil as total customer deposits increased by $14.2 million during the month of March. The full quarter decline in total and non-interest bearing deposits was primarily related to $107 million of funds used by commercial clients for non-recurring business dispositions and acquisitions, as well as a utilization of funds drawn on commercial lines of credit prior to year-end and then repaid in early 2023. Separately, $67 million of the decrease in non-interest-bearing deposits was due to transfers into IntraFi Cash Service (“ICS”) and other interest-bearing deposits or invested via wealth management with the Company.

Average interest-bearing deposit costs increased 62 basis points to 1.69% for the first quarter of 2023. This increase was primarily due to Public/ICS/CDARS as customers sought additional deposit insurance protection, money market accounts as a result of recent Company promotions and re-pricing, and time deposits as customers migrated to obtain yield compared to savings and checking accounts. However, the pace of increase slowed during the quarter as a result of actions taken by the Company, such that average interest-bearing deposit costs only increased two basis points to 1.79% during the month of March (from 1.77% in February), representing a cumulative beta of 35%

compared to the change in the monthly average effective Federal Funds rate that increased 457 basis points to 4.65% since December 2021, as reported by the Federal Reserve Economic Data.

Uninsured deposits at March 31, 2023 were 32.3% of total deposits, or 19.6% adjusting for collateralized deposits, other uninsured deposits and internal company accounts. Total quantifiable liquidity sources totaled $2.45 billion, or 183.2% of adjusted uninsured deposits, and were comprised of the following at March 31, 2023:

•
$157.0 million of cash and cash equivalents with a 4.90% Federal Reserve rate;
•
$211.5 million of unpledged securities with an average yield of 2.97%;
•
$1.36 billion of FHLB borrowing capacity with an overnight borrowing rate of 4.86%;
•
$524.9 million of brokered deposits based on a Company policy limit of 10% of deposits, with market pricing dependent on brokers and duration;
•
$70.0 million of unused lines of credit with an average borrowing rate of 5.80%; and
•
$129.9 million of borrowing capacity at the Federal Reserve with an average rate of 4.89%.

Additional liquidity sources include deposit growth, cash earnings in excess of dividends, loan repayments/participations/sales, and securities cash flows, which are estimated to be $73.2 million over the next 12 months. Further, the Company is in the process of establishing eligibility for the Federal Reserve Borrower-In-Custody Collateral Program, which is estimated to increase borrowing capacity by at least $300 million.

Net interest income and margin

Net interest income of $56.4 million on a tax equivalent (“TE”) basis in the first quarter of 2023 was down 10% from $62.8 million in the fourth quarter of 2022 and 3% from $58.1 million in the first quarter of 2022. The TE net interest margin of 2.90% in the first quarter of 2023 decreased 38 basis points from 3.28% in the fourth quarter of 2022 and 54 basis points from 3.44% in the first quarter of 2022. Results for all periods include the impact of PPP as well as acquisition marks and related accretion. First quarter 2023 includes $166 thousand of accretion in interest income, $221 thousand of accretion in interest expense, and $6 thousand of interest income on average balances of $965 thousand for PPP.

Excluding the impact of acquisition marks accretion and PPP loans, core net interest income was $56.0 million, down 10% from $62.2 million in the fourth quarter of 2022 but up 4% from $53.7 million in the first quarter of 2022. Additionally, the core net interest margin was 2.88% for the first quarter of 2023, down 37 basis points from 3.25% for the fourth quarter of 2022 and 32 basis points from 3.20% for the first quarter of 2022. These results are positively impacted by the combination of loan growth and higher loan yields, which were 4.66% for the first quarter of 2023 compared to 4.54% in the fourth quarter of 2022 and 4.11% in the first quarter of 2022. Excluding the impact of PPP, the balance sheet hedge and acquisition marks accretion, loan yields were 4.89% in March 2023 for an increase of 117 basis points since December 2021, which represents a cumulative beta of 25% compared to the change in the monthly average effective Federal Funds rate for the same period.

The cost of funds in the first quarter of 2023 was 1.51%, up 51 basis points from the fourth quarter of 2022 and up 133 basis points from the first quarter of 2022. The year-over-year increase is largely due to utilization of higher cost FHLB borrowings in support of loan growth in excess of deposit growth during 2022. The linked quarter increase is due to higher rates on FHLB borrowings and higher average deposit costs discussed above.

“Loan balances increased 1.8% for the quarter primarily driven by funding on construction commitments made in prior periods,” Small added. “Loan growth is expected to be modest over the course of the year in light of economic uncertainties and our focus on shoring up funding costs during the year.”

Non-interest income

Total non-interest income in the first quarter of 2023 of $12.5 million was down 12% from $14.2 million in the fourth quarter of 2022 and 26% from $16.9 million in the first quarter of 2022, primarily due to fluctuations in mortgage banking and gains/losses on securities. Mortgage banking income was essentially flat on a linked quarter basis but decreased $4.5 million year-over-year as a result of a $3.4 million decrease in gains primarily from a decrease in hedge valuations and a $0.1 million MSR valuation loss in the first quarter of 2023 compared to a $1.2 million gain in the first quarter of 2022. While mortgage pipeline hedges effectively net out over the life of the loans, individual periods can be volatile as market rates and prices change. Valuations generally decrease during periods when rates decrease and/or prices increase as experienced in the first quarter of 2023. However, the valuations will generally increase over the remaining term of the related loans such that no material net impact is expected over the life of the loans.

Security losses were $1.4 million in the first quarter of 2023, primarily due to decreased valuations on equity securities. This compares to a gain of $1.2 million in the fourth quarter of 2022 from $1.3 million of gains on the sale of $8.7 million of equity securities, partially offset by $0.1 million of decreased valuations on remaining equity securities, and to $0.6 million of losses from decreased valuations on equity securities in the first quarter of 2022. The company also sold $16 million of AFS securities for a $34 thousand gain with average yields less than FHLB borrowing rates during the first quarter of 2023. Service fees in the first quarter of 2023 were $6.4 million, a 3% decrease from $6.6 million in the fourth quarter of 2022 but a 7% increase from $6.0 million in the first quarter of 2022, primarily due to fluctuations in consumer activity for interchange and ATM/NSF charges. Insurance revenues included $0.9 million in contingent commissions in the first quarter of 2023, compared to $1.1 million in the first quarter of 2022. BOLI income of $1.4 million in the first quarter of 2023 increased from $1.0 million in the fourth and first quarters of 2022 due to $0.4 million of claim gains in 2023 compared to none in the 2022 periods.

“A good start to the year on consumer fees, wealth management income and insurance,” Small added. “Mortgage origination activity in the first quarter performed at a lighter pace than previous periods, consistent with the industry.”

Non-interest expenses

Non-interest expenses in the first quarter of 2023 were $42.8 million, a 1% decrease from $43.0 million in the fourth quarter of 2022 and a 4% increase from $41.3 million in the first quarter of 2022. Compensation and benefits were $25.7 million in the first quarter of 2023, compared to $25.0 million in the fourth quarter of 2022 and $25.5 million in the first quarter of 2022. The linked quarter increase was primarily due to higher base compensation, including 2023 annual adjustments. The year-over-year increase was primarily due to costs related to higher staffing levels for our 2022 growth initiatives and higher base compensation, including 2022 mid-year adjustments. Other expenses decreased $1.1 million on a linked quarter basis due to cost saving initiatives, and all other non-interest expenses increased a net $0.2 million on a linked quarter basis. Data processing and FDIC premiums increased $0.5 million and $0.7 million on a year-over-year basis, respectively, due to our 2022 growth initiatives, and all other non-interest expenses increased a net $0.3 million on a year-over-year basis. The efficiency ratio for the first quarter of 2023 of 60.9% worsened from 56.76% in the fourth quarter of 2022 and from 54.60% in the first quarter of 2022, primarily due to lower revenues.

“Approximately $2 million of expenses in the first quarter were either non-recurring or timing related, such that our efficiency ratio would have been approximately 58% excluding those,” said Paul Nungester, CFO of Premier. “In response to the net interest margin challenges being faced, we have identified cost savings totaling approximately $9 million to be realized during the remainder of the year such that total expenses this year are now estimated to be $163 million, compared to our prior estimate of $170 million.”

Credit quality

Non-performing assets totaled $34.8 million, or 0.41% of assets, at March 31, 2023, an increase from $34.4 million at December 31, 2022, but a decrease from $47.6 million at March 31, 2022. Loan delinquencies decreased to $11.1 million, or 0.16% of loans, at March 31, 2023, from $18.3 million at December 31, 2022, but increased from $7.6 million at March 31, 2022. Classified loans totaled $44.9 million, or 0.63% of loans, as of March 31, 2023, an increase from $43.8 million at December 31, 2022, but a decrease from $60.3 million at March 31, 2022.

The 2023 first quarter results include net loan charge-offs of $2.5 million and a total provision expense of $3.7 million, compared with net loan recoveries of $0.1 million and a total provision expense of $0.9 million for the same period in 2022. The current quarter charge-offs are primarily due to an annual appraisal update for a commercial relationship that will not recur during the remainder of 2023. The allowance for credit losses as a percentage of total loans was 1.13% at March 31, 2023, compared with 1.13% at December 31, 2022, and 1.25% at March 31, 2022. The allowance for credit losses as a percentage of total loans excluding PPP and including unaccreted acquisition marks was 1.16% at March 31, 2023, compared with 1.17% at December 31, 2022, and 1.34% at March 31, 2022. The continued economic improvement following the 2020 pandemic-related downturn has resulted in a year-over-year decrease in the allowance percentages.

Total assets at $8.56 billion

Total assets at March 31, 2023, were $8.56 billion, compared to $8.46 billion at December 31, 2022, and $7.59 billion at March 31, 2022. Gross loans receivable were $6.58 billion at March 31, 2023, compared to $6.46 billion at December 31, 2022, and $5.39 billion at March 31, 2022. At March 31, 2023, gross loans receivable increased $115.2 million on a linked quarter basis, or 7% annualized. Commercial loans excluding PPP increased by $69.2 million from December 31, 2022, or 6.5% annualized. Securities at March 31, 2023, were $1.00 billion, compared to $1.05 billion at December 31, 2022, and $1.23 billion at March 31, 2022. All securities are either AFS or trading and are reflected at fair value on the balance sheet. Also, at March 31, 2023, goodwill and other intangible assets totaled $335.8 million compared to $337.1 million at December 31, 2022, and $340.6 million at March 31, 2022, with the decreases attributable to intangibles amortization.

Total non-brokered deposits at March 31, 2023, were $6.62 billion, compared with $6.76 billion at December 31, 2022, and $6.32 billion at March 31, 2022. At March 31, 2023, customer deposits increased $301.9 million on a year-over-year basis, or 5%. Brokered deposits were $154.9 million at March 31, 2023, compared to $143.7 million at December 31, 2022 and none at March 31, 2022.

Total stockholders’ equity was $914.5 million at March 31, 2023, compared to $887.7 million at December 31, 2022, and $943.3 million at March 31, 2022. The quarterly increase in stockholders’ equity was primarily due to net earnings after dividends and an increase in AOCI, which was primarily related to $14.5 million for a positive valuation adjustment on the AFS securities portfolio. The year-over-year decrease was primarily due to a decrease in AOCI, which was primarily related to $65.1 million of negative valuation adjustments on the AFS securities portfolio. At March 31, 2023, 1,199,634 common shares remained available for repurchase under the Company’s existing repurchase program.

Dividend to be paid May 12

The Board of Directors declared a quarterly cash dividend of $0.31 per common share payable May 12, 2023, to shareholders of record at the close of business on May 5, 2023. The dividend represents an annual dividend of 6.6 percent based on the Premier common stock closing price on April 24, 2023. Premier has approximately 35,706,000 common shares outstanding.

Conference call

Premier will host a conference call at 11:00 a.m. ET on Wednesday, April 26, 2023, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-833-470-1428 and using access code 019302. Internet access to the call is also available (in listen-only mode) at the following URL: https://events.q4inc.com/attendee/343832535. The webcast replay of the conference call will be available at www.PremierFinCorp.com for one year.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 75 branches and 10 loan offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as Home Savings Bank) and serves clients through a team of wealth professionals dedicated to each community banking branch. First Insurance Group is a full-service insurance agency with ten offices in Ohio. For more information, visit the company’s website at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Safe Harbor Statement

This document may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements may include, but are not limited to, statements regarding projections, forecasts, goals and plans of Premier Financial Corp. and its management, future movements of interests, loan or deposit production levels, future credit quality ratios, future strength in the market area, and growth projections. These statements do not describe historical or current facts and may be identified by words such as “intend,” “intent,” “believe,” “expect,” “estimate,” “target,” “plan,” “anticipate,” or similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” “can,” or similar verbs. There can be no assurances that the forward-looking statements included in this presentation will prove to be accurate. In light of the significant uncertainties in the forward-looking statements, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved. Forward-looking statements involve numerous risks and uncertainties, any one or more of which could affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. These risks and uncertainties include, but not limited to: financial markets, our customers, and our business and results of operation; changes in interest rates; disruptions in the mortgage market; risks and uncertainties inherent in general and local banking, insurance and mortgage conditions; political uncertainty; uncertainty in U.S. fiscal or monetary policy; uncertainty concerning or disruptions relating to tensions surrounding the current socioeconomic landscape; competitive factors specific to markets in which Premier and its subsidiaries operate; increasing competition for financial products from other financial institutions and nonbank financial technology companies; future interest rate levels; legislative or regulatory rulemaking or actions; capital market conditions; security breaches or unauthorized disclosure of confidential customer or Company information; interruptions in the effective operation of information and transaction processing systems of Premier or Premier’s vendors and service providers; failures or delays in integrating or adopting new technology; the impact of the cessation of LIBOR interest rates and implementation of a replacement rate; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the year ended December 31, 2022 and any further amendments thereto. All forward-looking statements made in this presentation are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its March 31, 2023, consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net interest income to be a useful supplemental measure of our operating performance. We define core net interest income as net interest income on a tax-equivalent basis excluding income from PPP loans and purchase accounting marks accretion. We believe that this metric is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for income from PPP loans and purchase accounting marks accretion. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.

Consolidated Balance Sheets (Unaudited)
Premier Financial Corp.

	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2023	2022	2022	2022	2022

Assets
Cash and cash equivalents
Cash and amounts due from depositories	$68,628	$88,257	$67,124	$62,080	$62,083
Interest-bearing deposits	88,399	39,903	37,868	72,314	91,683
	157,027	128,160	104,992	134,394	153,766

Available-for-sale, carried at fair value	998,128	1,040,081	1,063,713	1,140,466	1,219,365
Equity securities, carried at fair value	6,387	7,832	15,336	13,293	13,454
Securities investments	1,004,515	1,047,913	1,079,049	1,153,759	1,232,819

Loans (1)	6,575,829	6,460,620	6,207,708	5,890,823	5,388,331
Allowance for credit losses - loans	(74,273)	(72,816)	(70,626)	(67,074)	(67,195)
Loans, net	6,501,556	6,387,804	6,137,082	5,823,749	5,321,136
Loans held for sale	119,604	115,251	129,142	145,092	153,498
Mortgage servicing rights	20,654	21,171	20,832	20,693	20,715
Accrued interest receivable	29,388	28,709	26,021	22,533	21,765
Federal Home Loan Bank stock	37,056	29,185	28,262	23,991	15,332
Bank Owned Life Insurance	170,841	170,713	169,728	168,746	167,763
Office properties and equipment	55,982	55,541	53,747	54,060	54,684
Real estate and other assets held for sale	393	619	416	462	253
Goodwill	317,988	317,988	317,948	317,948	317,948
Core deposit and other intangibles	17,804	19,074	19,972	21,311	22,691
Other assets	129,508	133,214	148,949	123,886	108,510
Total Assets	$8,562,316	$8,455,342	$8,236,140	$8,010,624	$7,590,880

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,649,726	$1,869,509	$1,826,511	$1,786,516	$1,733,157
Interest-bearing deposits	4,969,436	4,893,502	4,836,113	4,729,828	4,584,078
Brokered deposits	154,869	143,708	69,881	-	-
Total deposits	6,774,031	6,906,719	6,732,505	6,516,344	6,317,235
Advances from FHLB	658,000	428,000	411,000	380,000	150,000
Subordinated debentures	85,123	85,103	85,071	85,039	85,008
Advance payments by borrowers	26,300	34,188	33,511	40,344	20,332
Reserve for credit losses - unfunded commitments	6,577	6,816	7,061	6,755	5,340
Other liabilities	97,835	106,795	102,032	80,995	69,669
Total Liabilities	7,647,866	7,567,621	7,371,180	7,109,477	6,647,584
Stockholders’ Equity
Preferred stock	-	-	-	-	-
Common stock, net	306	306	306	306	306
Additional paid-in-capital	689,807	691,453	691,578	690,905	691,350
Accumulated other comprehensive income (loss)	(153,709)	(173,460)	(181,231)	(126,754)	(75,497)
Retained earnings	510,021	502,909	488,305	470,779	459,087
Treasury stock, at cost	(131,975)	(133,487)	(133,998)	(134,089)	(131,950)
Total Stockholders’ Equity	914,450	887,721	864,960	901,147	943,296

Total Liabilities and Stockholders’ Equity	$8,562,316	$8,455,342	$8,236,140	$8,010,624	$7,590,880

(1) Includes PPP loans of:	$791	$1,143	$1,181	$4,561	$18,660

Consolidated Statements of Income (Unaudited)
Premier Financial Corp.
	Three Months Ended					Three Months Ended
(in thousands, except per share amounts)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22	3/31/23	3/31/22
Interest Income:
Loans	$76,057	$72,194	$65,559	$56,567	$55,241	$76,057	$55,241
Investment securities	7,261	7,605	6,814	6,197	5,479	7,261	5,479
Interest-bearing deposits	444	444	221	120	46	444	46
FHLB stock dividends	394	482	510	174	59	394	59
Total interest income	84,156	80,725	73,104	63,058	60,825	84,156	60,825
Interest Expense:
Deposits	21,458	13,161	6,855	2,671	2,222	21,458	2,222
FHLB advances	5,336	3,941	2,069	527	13	5,336	13
Subordinated debentures	1,075	1,000	868	763	696	1,075	696
Notes Payable	-	4	-	1	-	-	-
Total interest expense	27,869	18,106	9,792	3,962	2,931	27,869	2,931
Net interest income	56,287	62,619	63,312	59,096	57,894	56,287	57,894
Provision (benefit) for credit losses - loans	3,944	3,020	3,706	5,151	626	3,944	626
Provision (benefit) for credit losses - unfunded commitments	(238)	(246)	306	1,415	309	(238)	309
Total provision (benefit) for credit losses	3,706	2,774	4,012	6,566	935	3,706	935
Net interest income after provision	52,581	59,845	59,300	52,530	56,959	52,581	56,959
Non-interest Income:
Service fees and other charges	6,428	6,632	6,545	6,676	6,000	6,428	6,000
Mortgage banking income	(274)	(299)	3,970	1,948	4,252	(274)	4,252
Gain (loss) on sale of available for sale securities	34	1	-	-	-	34	-
Gain (loss) on equity securities	(1,445)	1,209	43	(1,161)	(643)	(1,445)	(643)
Insurance commissions	4,725	3,576	3,488	4,334	4,639	4,725	4,639
Wealth management income	1,485	1,582	1,355	1,414	1,477	1,485	1,477
Income from Bank Owned Life Insurance	1,417	984	983	983	996	1,417	996
Other non-interest income	92	543	320	171	142	92	142
Total Non-interest Income	12,462	14,228	16,704	14,365	16,863	12,462	16,863
Non-interest Expense:
Compensation and benefits	25,658	24,999	24,522	22,334	25,541	25,658	25,541
Occupancy	3,574	3,383	3,463	3,494	3,700	3,574	3,700
FDIC insurance premium	1,288	1,276	976	802	593	1,288	593
Financial institutions tax	852	795	1,050	1,074	1,191	852	1,191
Data processing	3,863	3,882	3,121	3,442	3,335	3,863	3,335
Amortization of intangibles	1,270	1,293	1,338	1,380	1,438	1,270	1,438
Other non-interest expense	6,286	7,400	6,629	6,563	5,497	6,286	5,497
Total Non-interest Expense	42,791	43,028	41,099	39,089	41,295	42,791	41,295
Income before income taxes	22,252	31,045	34,905	27,806	32,527	22,252	32,527
Income tax expense	4,103	5,770	6,710	5,446	6,170	4,103	6,170
Net Income	$18,149	$25,275	$28,195	$22,360	$26,357	$18,149	$26,357

Earnings per common share:
Basic	$0.51	$0.71	$0.79	$0.63	$0.73	$0.51	$0.73

Diluted	$0.51	$0.71	$0.79	$0.63	$0.73	$0.51	$0.73

Average Shares Outstanding:
Basic	35,606	35,589	35,582	35,560	35,978	35,606	35,978
Diluted	35,719	35,790	35,704	35,682	36,090	35,719	36,090

Premier Financial Corp.
Selected Quarterly Information
	As of and for the Three Months Ended					Three Months Ended
(dollars in thousands, except per share data)	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22	3/31/23	3/31/22
Summary of Operations
Tax-equivalent interest income (1)	$84,260	$80,889	$73,301	$63,283	$61,054	$84,260	$61,054
Interest expense	27,869	18,106	9,792	3,962	2,931	27,869	2,931
Tax-equivalent net interest income (1)	56,391	62,783	63,509	59,321	58,123	56,391	58,123
Provision expense (benefit) for credit losses	3,706	2,774	4,012	6,566	935	3,706	935
Investment securities gains (losses)	(1,411)	1,210	43	(1,161)	(643)	(1,411)	(643)
Non-interest income (ex securities gains/losses)	13,873	13,018	16,661	15,526	17,506	13,873	17,506
Non-interest expense	42,791	43,028	41,099	39,089	41,295	42,791	41,295
Income tax expense	4,103	5,770	6,710	5,446	6,170	4,103	6,170
Net income	18,149	25,275	28,195	22,360	26,357	18,149	26,357
Tax equivalent adjustment (1)	104	164	197	225	229	104	229
At Period End
Total assets	$8,562,316	$8,455,342	$8,236,140	$8,010,624	$7,590,880
Goodwill and intangibles	335,792	337,062	337,920	339,259	340,639
Tangible assets (2)	8,226,524	8,118,280	7,898,220	7,671,365	7,250,241
Earning assets	7,751,130	7,620,056	7,411,403	7,218,905	6,881,663
Loans	6,575,829	6,460,620	6,207,708	5,890,823	5,388,331
Allowance for loan losses	74,273	72,816	70,626	67,074	67,195
Deposits	6,774,031	6,906,719	6,732,505	6,516,344	6,317,235
Stockholders’ equity	914,450	887,721	864,960	901,147	943,296
Stockholders’ equity / assets	10.68%	10.50%	10.50%	11.25%	12.43%
Tangible equity (2)	578,658	550,659	527,040	561,888	602,657
Tangible equity / tangible assets	7.03%	6.78%	6.67%	7.32%	8.31%
Average Balances
Total assets	$8,433,100	$8,304,462	$8,161,389	$7,742,550	$7,541,414	$8,433,100	$7,541,414
Earning assets	7,783,850	7,653,648	7,477,795	7,051,661	6,754,862	7,783,850	6,754,862
Loans	6,535,080	6,359,564	6,120,324	5,667,853	5,382,825	6,535,080	5,382,825
Deposits and interest-bearing liabilities	7,385,946	7,278,531	7,116,910	6,706,250	6,415,483	7,385,946	6,415,483
Deposits	6,833,521	6,773,382	6,654,328	6,385,857	6,314,217	6,833,521	6,314,217
Stockholders’ equity	901,587	875,287	912,224	921,847	1,033,816	901,587	1,033,816
Goodwill and intangibles	336,418	337,207	338,583	339,932	341,353	336,418	341,353
Tangible equity (2)	565,169	538,080	573,641	581,915	692,463	565,169	692,463
Per Common Share Data
Net Income (Loss):
Basic	$0.51	$0.71	$0.79	$0.63	$0.73	$0.51	$0.73
Diluted	0.51	0.71	0.79	0.63	0.73	0.51	0.73

Dividends Paid	0.31	0.30	0.30	0.30	0.30	0.31	0.30
Market Value:
High	$27.80	$30.51	$29.36	$30.13	$32.52	$27.80	$32.52
Low	20.39	26.11	24.67	25.31	28.58	20.39	28.58
Close	20.73	26.97	25.70	25.35	30.33	20.73	30.33
Common Book Value	25.61	24.94	24.32	25.35	26.48
Tangible Common Book Value (2)	16.21	15.47	14.82	15.80	16.92
Shares outstanding, end of period (000s)	35,701	35,591	35,563	35,555	35,621
Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	2.90%	3.28%	3.40%	3.36%	3.44%	2.90%	3.39%
Return on average assets	0.87%	1.21%	1.37%	1.16%	1.42%	0.22%	1.68%
Return on average equity	8.16%	11.46%	12.26%	9.73%	10.34%	2.01%	12.49%
Return on average tangible equity	13.02%	18.64%	19.50%	15.41%	15.44%	3.21%	18.99%
Efficiency ratio (3)	60.90%	56.76%	51.26%	52.23%	54.60%	60.90%	54.60%
Effective tax rate	18.44%	18.59%	19.22%	19.59%	18.97%	18.44%	19.42%
Common dividend payout ratio	60.78%	42.25%	37.97%	47.62%	41.10%	60.78%	30.97%

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.

(2) Tangible assets = total assets less the sum of goodwill and core deposit and other intangibles. Tangible equity = total stockholders' equity less the sum of goodwill, core deposit and other intangibles, and preferred stock. Tangible common book value = tangible equity divided by shares outstanding at the end of the period.

(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.

Premier Financial Corp.
Yield Analysis
(dollars in thousands)	Three Months Ended					Three Months Ended
	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22	3/31/23	3/31/22
Average Balances
Interest-earning assets:
Loans receivable (1)	$6,535,080	$6,359,564	$6,120,324	$5,667,853	$5,382,825	$6,535,080	$5,382,825
Securities	1,183,361	1,235,814	1,261,527	1,288,073	1,250,321	1,183,361	1,250,321
Interest Bearing Deposits	35,056	29,884	68,530	76,401	109,757	35,056	109,757
FHLB stock	30,353	28,386	27,414	19,334	11,959	30,353	11,959
Total interest-earning assets	7,783,850	7,653,648	7,477,795	7,051,661	6,754,862	7,783,850	6,754,862
Non-interest-earning assets	649,250	650,814	683,594	690,889	786,552	649,250	786,552
Total assets	$8,433,100	$8,304,462	$8,161,389	$7,742,550	$7,541,414	$8,433,100	$7,541,414
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	$5,078,510	$4,901,412	$4,846,419	$4,614,223	$4,600,801	$5,078,510	$4,600,801
FHLB advances and other	467,311	419,761	377,533	234,945	16,278	467,311	16,278
Subordinated debentures	85,114	85,084	85,049	85,020	84,988	85,114	84,988
Notes payable	-	304	-	428	-	-	-
Total interest-bearing liabilities	5,630,935	5,406,561	5,309,001	4,934,616	4,702,067	5,630,935	4,702,067
Non-interest bearing deposits	1,755,011	1,871,970	1,807,909	1,771,634	1,713,416	1,755,011	1,713,416
Total including non-interest-bearing deposits	7,385,946	7,278,531	7,116,910	6,706,250	6,415,483	7,385,946	6,415,483
Other non-interest-bearing liabilities	145,567	150,644	132,255	114,453	92,115	145,567	88,461
Total liabilities	7,531,513	7,429,175	7,249,165	6,820,703	6,507,598	7,531,513	6,507,598
Stockholders' equity	901,587	875,287	912,224	921,847	1,033,816	901,587	1,033,816
Total liabilities and stockholders' equity	$8,433,100	$8,304,462	$8,161,389	$7,742,550	$7,541,414	$8,433,100	$7,541,414
IEAs/IBLs	138%	142%	141%	143%	144%	138%	144%

Interest Income/Expense
Interest-earning assets:
Loans receivable (2)	$76,063	$72,201	$65,564	$56,573	$55,248	$76,063	$55,248
Securities (2)	7,359	7,762	7,006	6,416	5,701	7,359	5,701
Interest Bearing Deposits	444	444	221	120	46	444	46
FHLB stock	394	482	510	174	59	394	59
Total interest-earning assets	84,260	80,889	73,301	63,283	61,054	84,260	61,054
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	$21,458	$13,161	$6,855	$2,671	$2,222	$21,458	$2,222
FHLB advances and other	5,336	3,941	2,069	527	13	5,336	13

Subordinated debentures	1,075	1,001	868	763	696	1,075	696
Notes payable	-	3	-	1	-	-	-
Total interest-bearing liabilities	27,869	18,106	9,792	3,962	2,931	27,869	2,931
Non-interest bearing deposits	-	-	-	-	-	-	-
Total including non-interest-bearing deposits	27,869	18,106	9,792	3,962	2,931	27,869	2,931
Net interest income	$56,391	$62,783	$63,509	$59,321	$58,123	$56,391	$58,123
Less: PPP income	(6)	(6)	(26)	(160)	(3,641)	(6)	(3,641)
Less: Acquisition marks accretion	(387)	(554)	(608)	(706)	(737)	(387)	(737)
Core net interest income	$55,998	$62,223	$62,875	$58,455	$53,745	$55,998	$53,745

Annualized Average Rates
Interest-earning assets:
Loans receivable	4.66%	4.54%	4.29%	3.99%	4.11%	4.66%	4.11%
Securities (3)	2.49%	2.51%	2.22%	1.99%	1.82%	2.49%	1.82%
Interest Bearing Deposits	5.07%	5.94%	1.29%	0.63%	0.17%	5.07%	0.17%
FHLB stock	5.19%	6.79%	7.44%	3.60%	1.97%	5.19%	1.97%
Total interest-earning assets	4.33%	4.23%	3.92%	3.59%	3.62%	4.33%	3.62%
Deposits and Interest-bearing Liabilities:
Interest bearing deposits	1.69%	1.07%	0.57%	0.23%	0.19%	1.69%	0.19%
FHLB advances and other	4.57%	3.76%	2.19%	0.90%	0.32%	4.57%	0.32%
Subordinated debentures	5.05%	4.71%	4.08%	3.59%	3.28%	5.05%	3.28%
Notes payable	-	3.95%	-	0.93%	-	-	-
Total interest-bearing liabilities	1.98%	1.34%	0.74%	0.32%	0.25%	1.98%	0.25%
Non-interest bearing deposits	-	-	-	-	-	-	-
Total including non-interest-bearing deposits	1.51%	1.00%	0.55%	0.24%	0.18%	1.51%	0.18%
Net interest spread	2.35%	2.89%	3.18%	3.27%	3.37%	2.35%	3.37%
Net interest margin (4)	2.90%	3.28%	3.40%	3.36%	3.44%	2.90%	3.44%
Core net interest margin (4)	2.88%	3.25%	3.36%	3.32%	3.20%	2.88%	3.20%

(1) Includes average PPP loans of:	$965	$1,160	$1,889	$12,966	$32,853	$965	$32,853

(2) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(3) Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.

(4) Net interest margin is tax equivalent net interest income divided by average interest-earning assets. Core net interest margin represents net interest margin excluding PPP and acquisition marks accretion.

Premier Financial Corp.
Deposits and Liquidity
(dollars in thousands)
	As of and for the Three Months Ended
	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Ending Balances
Non-interest-bearing demand deposits	$1,649,726	$1,869,509	$1,826,511	$1,786,516	$1,733,157
Savings deposits	775,186	797,376	817,853	830,048	827,078
Interest-bearing demand deposits	646,329	653,960	665,974	662,337	674,306
Money market account deposits	1,342,451	1,493,729	1,463,600	1,511,990	1,477,133
Time deposits	856,720	768,678	630,077	587,918	604,368
Public funds, ICS and CDARS deposits	1,348,750	1,179,759	1,258,610	1,137,536	1,001,193
Brokered deposits	154,869	143,708	69,881	-	-
Total deposits	$6,774,031	$6,906,719	$6,732,505	$6,516,344	$6,317,235

Average Balances
Non-interest-bearing demand deposits	$1,755,011	$1,871,970	$1,807,909	$1,771,634	$1,713,416
Savings deposits	782,215	806,653	825,673	833,323	816,720
Interest-bearing demand deposits	637,423	651,685	681,247	681,798	699,216
Money market account deposits	1,430,905	1,418,549	1,493,019	1,498,218	1,680,520
Time deposits	825,652	685,453	610,708	597,613	706,881
Public funds, ICS and CDARS deposits	1,232,230	1,235,772	1,204,968	1,003,271	697,464
Brokered deposits	170,085	103,300	30,804	-	-
Total deposits	$6,833,521	$6,773,382	$6,654,328	$6,385,857	$6,314,217

Average Rates
Non-interest-bearing demand deposits	0.00%	0.00%	0.00%	0.00%	0.00%
Savings deposits	0.02%	0.02%	0.02%	0.02%	0.02%
Interest-bearing demand deposits	0.07%	0.07%	0.07%	0.05%	0.05%
Money market account deposits	1.54%	0.81%	0.40%	0.18%	0.16%
Time deposits	1.83%	1.05%	0.58%	0.45%	0.49%
Public funds, ICS and CDARS deposits	3.32%	2.41%	1.38%	0.48%	0.31%
Brokered deposits	4.19%	3.32%	2.37%	-	-
Total deposits	1.26%	0.78%	0.41%	0.17%	0.14%

Other Deposits Data
Loans/Deposits Ratio	97.1%	93.5%	92.2%	90.4%	85.3%
Uninsured deposits %	32.3%	35.3%	35.5%	34.2%	30.3%
Adjusted uninsured deposits % (1)	19.6%	22.2%	22.2%	22.0%	20.5%
Top 20 depositors %	12.1%	5.4%	11.3%	10.0%	6.8%
Public funds %	16.5%	14.8%	15.9%	14.1%	11.4%
Average account size (excluding brokered)	$27.0	$27.8	$27.5	$26.9	$25.9

Securities Data
Held-to-maturity (HTM) at fair value	$-	$-	$-	$-	$-
Available-for-sale (AFS) at fair value (2)	998,128	1,040,081	1,063,713	1,140,466	1,219,365
Equity investment at fair value (3)	6,387	7,832	15,336	13,293	13,454
Total securities at fair value	$1,004,515	$1,047,913	$1,079,049	$1,153,759	$1,232,819
Cash+Securities/Assets	13.6%	13.9%	14.4%	16.1%	18.3%
Projected AFS cash flow in next 12 months	$73,184	$73,319	$76,119	$74,558	$85,910
AFS average life (years)	6.4	6.5	6.6	6.8	6.6

Liquidity Sources
Cash and cash equivalents	$157,027	$128,160	$104,992	$134,394	$153,766
Unpledged securities at fair value	211,468	288,134	342,979	572,892	677,918
FHLB borrowing capacity	1,358,650	1,528,978	1,217,516	1,044,477	1,274,743
Brokered deposits (Company policy limit of 10%)	524,889	549,370	605,552	654,380	634,318
Bank and parent lines of credit	70,000	70,000	70,000	45,000	45,000
Federal Reserve - Discount Window and BTFP (4)	129,918	44,471	-	-	-
Total	$2,451,952	$2,609,113	$2,341,039	$2,451,143	$2,785,745
Total liquidity to adjusted uninsured deposits ratio	183.2%	168.9%	155.4%	169.0%	213.1%

(1) Adjusted for collateralized deposits, other insured deposits and intra-company accounts.
(2) Mark-to-market included in accumulated other comprehensive income.
(3) Mark-to-market included in net income each quarter.
(4) Includes borrowing capacity related to unpledged securities at par value in excess of fair value under Bank Term Funding Program.

Premier Financial Corp.
Loans and Capital
(dollars in thousands)
	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Loan Portfolio Composition
Residential real estate	$1,624,331	$1,535,574	$1,478,360	$1,382,202	$1,222,057
Residential real estate construction	141,209	176,737	119,204	85,256	97,746
Total residential loans	1,765,540	1,712,311	1,597,564	1,467,458	1,319,803

Commercial real estate	2,813,441	2,762,311	2,674,078	2,655,730	2,495,469
Commercial construction	440,510	428,743	398,044	319,590	260,421
Commercial excluding PPP	1,060,351	1,054,037	1,041,423	987,242	891,893
Core commercial loans (1)	4,314,302	4,245,091	4,113,545	3,962,562	3,647,783

Consumer direct/indirect	212,299	213,405	212,790	180,539	132,294
Home equity and improvement lines	271,676	277,613	272,367	266,144	261,176
Total consumer loans	483,975	491,018	485,157	446,683	393,470

Deferred loan origination fees	11,221	11,057	10,261	9,559	8,615
Core loans (1)	6,575,038	6,459,477	6,206,527	5,886,262	5,369,671
PPP loans	791	1,143	1,181	4,561	18,660
Total loans	$6,575,829	$6,460,620	$6,207,708	$5,890,823	$5,388,331

Loans held for sale	$119,631	$115,251	$129,142	$145,092	$153,498
Core residential loans (1)	1,885,171	1,827,562	1,726,706	1,612,550	1,473,301
Total loans including loans held for sale but excluding PPP	6,694,669	6,574,728	6,335,669	6,031,354	5,523,169

Undisbursed construction loan funds - residential	$157,934	$209,306	$231,598	$239,748	$210,702
Undisbursed construction loan funds - commercial	446,294	463,469	493,199	449,101	314,843
Undisbursed construction loan funds - total	604,228	672,775	724,797	688,849	525,545
Total construction loans including undisbursed funds	$1,185,947	$1,278,255	$1,242,045	$1,093,695	$883,712
Gross loans (2)	$7,168,836	$7,122,338	$6,922,244	$6,570,113	$5,905,261

Fixed rate loans %	49.5%	48.8%	48.7%	47.4%	45.5%
Floating rate loans %	13.4%	14.3%	16.0%	18.3%	21.8%
Adjustable rate loans repricing within 1 year %	2.0%	2.6%	0.8%	2.5%	3.3%
Adjustable rate loans repricing over 1 year %	35.1%	34.3%	34.5%	31.8%	29.4%

Commercial Real Estate Loans Composition
Non owner occupied excluding office	$947,442	$934,760	$905,512	$899,129	$843,775
Non owner occupied office	220,668	222,300	203,565	210,164	210,258
Owner occupied excluding office	609,203	578,514	570,662	556,482	558,802
Owner occupied office	109,014	108,087	105,224	104,968	97,880
Multifamily	661,996	660,823	637,701	634,782	569,216
Agriculture land	122,384	125,384	122,416	120,633	113,883
Other commercial real estate	142,734	132,443	128,998	129,572	101,655
Total commercial real estate loans	$2,813,441	$2,762,311	$2,674,078	$2,655,730	$2,495,469

Capital Balances
Total equity	$914,450	$887,721	$864,960	$901,147	$943,296

Less: Regulatory goodwill and intangibles	330,711	331,981	332,839	334,177	335,558
Less: Accumulated other comprehensive income/(loss) ("AOCI")	(153,709)	(173,460)	(181,231)	(126,754)	(75,497)
Common equity tier 1 capital ("CET1")	737,448	729,200	713,352	693,724	683,235
Add: Tier 1 subordinated debt	35,000	35,000	35,000	35,000	35,000
Tier 1 capital	772,448	764,200	748,352	728,724	718,235
Add: Regulatory allowances	80,003	78,780	76,530	72,648	70,949
Add: Tier 2 subordinated debt	50,000	50,000	50,000	50,000	50,000
Total risk-based capital	$902,451	$892,980	$874,882	$851,372	$839,184

Total risk-weighted assets	$7,407,117	$7,355,979	$7,385,877	$7,095,366	$6,629,166

Capital Ratios
CET1 Ratio	9.96%	9.91%	9.66%	9.78%	10.31%
CET1 Ratio including AOCI	7.88%	7.55%	7.20%	7.99%	9.17%
Tier 1 Capital Ratio	10.43%	10.39%	10.13%	10.27%	10.83%
Tier 1 Capital Ratio including AOCI	8.35%	8.03%	7.68%	8.48%	9.70%
Total Capital Ratio	12.18%	12.14%	11.85%	12.00%	12.66%
Total Capital Ratio including AOCI	10.11%	9.78%	9.39%	10.21%	11.52%

 (1) Core loans represents total loans excluding undisbursed loan funds, deferred loan origination fees and PPP loans. Core commercial loans represents total commercial real estate, commercial and commercial construction excluding commercial undisbursed loan funds, deferred loan origination fees and PPP loans. Core residential loans represents total loans held for sale, one to four family residential real estate and residential construction excluding residential undisbursed loan funds and deferred loan origination fees.

(2) Gross loans represent total loans including undisbursed construction funds but excluding deferred loan origination fees.

Premier Financial Corp.
Loan Delinquency Information
(dollars in thousands)	Total Balance	Current	30 to 89 days past due	% of Total	Non Accrual Loans	% of Total

March 31, 2023
One to four family residential real estate	$1,624,331	$1,611,658	$4,514	0.28%	$8,159	0.50%
Construction	1,185,947	1,185,803	144	0.01%	-	0.00%
Commercial real estate	2,813,441	2,799,007	88	0.00%	14,346	0.51%
Commercial	1,061,142	1,053,681	471	0.04%	6,990	0.66%
Home equity and improvement	271,676	266,931	2,404	0.88%	2,341	0.86%
Consumer finance	212,299	206,247	3,511	1.65%	2,541	1.20%
Gross loans	$7,168,836	$7,123,327	$11,132	0.16%	$34,377	0.48%

December 31, 2022
One to four family residential real estate	$1,535,574	$1,520,074	$6,792	0.44%	$8,708	0.57%
Construction	1,278,255	1,277,818	437	0.03%	-	0.00%
Commercial real estate	2,762,311	2,747,539	1,205	0.04%	13,567	0.49%
Commercial	1,055,180	1,047,829	497	0.05%	6,854	0.65%
Home equity and improvement	277,613	270,138	5,216	1.88%	2,259	0.81%
Consumer finance	213,405	206,779	4,192	1.96%	2,434	1.14%
Gross loans	$7,122,338	$7,070,177	$18,339	0.26%	$33,822	0.47%

March 31, 2022
One to four family residential real estate	$1,222,057	$1,206,560	$3,843	0.31%	$11,654	0.95%
Construction	883,712	883,712	-	0.00%	-	0.00%
Commercial real estate	2,495,469	2,480,656	181	0.01%	14,632	0.59%
Commercial	910,553	894,923	18	0.00%	15,612	1.71%
Home equity and improvement	132,294	127,856	2,214	1.67%	2,224	1.68%
Consumer finance	261,176	256,667	1,333	0.51%	3,176	1.22%
Gross loans	$5,905,261	$5,850,374	$7,589	0.13%	$47,298	0.80%

Loan Risk Ratings Information
(dollars in thousands)	Total Balance	Pass Rated	Special Mention	% of Total	Classified	% of Total

March 31, 2023
One to four family residential real estate	$1,612,999	$1,604,694	$493	0.03%	$7,812	0.48%
Construction	1,185,947	1,185,947	-	0.00%	-	0.00%
Commercial real estate	2,811,999	2,748,598	41,677	1.48%	21,724	0.77%
Commercial	1,055,829	1,015,416	33,090	3.13%	7,323	0.69%
Home equity and improvement	269,455	267,588	-	0.00%	1,867	0.69%
Consumer finance	212,043	209,566	-	0.00%	2,477	1.17%
PCD loans	20,564	13,177	3,683	17.91%	3,704	18.01%
Gross loans	$7,168,836	$7,044,986	$78,943	1.10%	$44,907	0.63%

December 31, 2022
One to four family residential real estate	$1,524,029	$1,514,719	$935	0.06%	$8,375	0.55%
Construction	1,278,255	1,278,255	-	0.00%	-	0.00%
Commercial real estate	2,760,766	2,694,443	46,029	1.67%	20,294	0.74%
Commercial	1,050,122	1,016,973	26,319	2.51%	6,830	0.65%
Home equity and improvement	275,204	273,613	-	0.00%	1,591	0.58%
Consumer finance	213,131	210,760	-	0.00%	2,371	1.11%
PCD loans	20,831	13,904	2,590	12.43%	4,337	20.82%
Gross loans	$7,122,338	$7,002,667	$75,873	1.07%	$43,798	0.61%

March 31, 2022
One to four family residential real estate	$1,209,537	$1,198,311	$1,295	0.11%	$9,931	0.82%
Construction	883,712	883,712	-	0.00%	-	0.00%
Commercial real estate	2,492,324	2,373,111	93,550	3.75%	25,663	1.03%
Commercial	901,957	869,615	20,558	2.28%	11,784	1.31%
Consumer finance	131,846	129,747	-	0.00%	2,099	1.59%
Home equity and improvement	258,041	255,883	-	0.00%	2,158	0.84%
PCD loans	27,844	19,110	98	0.35%	8,636	31.02%
Total loans	$5,905,261	$5,729,489	$115,501	1.96%	$60,271	1.02%

Premier Financial Corp.
Mortgage and Credit Information
(dollars in thousands)
	As of and for the Three Months Ended
Mortgage Banking Summary	3/31/23	12/31/22	9/30/22	6/30/22	3/31/22
Revenue from sales and servicing of mortgage loans:
Mortgage banking gains, net	$(837)	$(1,285)	$3,363	$1,166	$2,543
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,888	1,862	1,861	1,862	1,879
Amortization of mortgage servicing rights	(1,219)	(1,271)	(1,350)	(1,375)	(1,403)
Mortgage servicing rights valuation adjustments	(106)	396	96	295	1,233
	563	987	607	782	1,709
Total revenue from sale/servicing of mortgage loans	$(274)	$(298)	$3,970	$1,948	$4,252

Mortgage servicing rights:
Balance at beginning of period	$21,858	$21,915	$21,872	$22,189	$22,244
Loans sold, servicing retained	808	1,214	1,393	1,058	1,348
Mortgage servicing rights acquired	-	-	-	-	-
Amortization	(1,219)	(1,271)	(1,350)	(1,375)	(1,403)
Balance at end of period	21,447	21,858	21,915	21,872	22,189
Valuation allowance:
Balance at beginning of period	(687)	(1,083)	(1,179)	(1,474)	(2,707)
Impairment recovery (charges)	(106)	396	96	295	1,233
Balance at end of period	(793)	(687)	(1,083)	(1,179)	(1,474)
Net carrying value at end of period	$20,654	$21,171	$20,832	$20,693	$20,715

Allowance for credit losses - loans
Beginning allowance	$72,816	$70,626	$67,074	$67,195	$66,468
Provision (benefit) for credit losses - loans	3,944	3,020	3,706	5,151	626
Net recoveries (charge-offs)	(2,487)	(830)	(154)	(5,272)	101
Ending allowance	$74,273	$72,816	$70,626	$67,074	$67,195

Total loans	$6,575,829	$6,460,620	$6,207,708	$5,890,823	$5,388,331
Less: PPP loans	(791)	(1,143)	(1,181)	(4,561)	(18,660)
Total loans ex PPP	$6,575,038	$6,459,477	$6,206,527	$5,886,262	$5,369,671

Allowance for credit losses (ACL)	$74,273	$72,816	$70,626	$67,074	$67,195
Add: Unaccreted purchase accounting marks	2,301	2,706	3,291	3,924	4,652
Adjusted ACL	$76,574	$75,522	$73,917	$70,998	$71,847
ACL/Loans	1.13%	1.13%	1.14%	1.14%	1.25%
Adjusted ACL/Loans ex PPP	1.16%	1.17%	1.19%	1.21%	1.34%

Credit Quality
Total non-performing loans (1)	$34,377	$33,822	$33,137	$34,735	$47,298
Real estate owned (REO)	393	619	416	462	253
Total non-performing assets (2)	$34,770	$34,441	$33,553	$35,197	$47,551
Net charge-offs (recoveries)	2,487	830	154	5,272	(101)

Allowance for credit losses - loans / non-performing assets	213.61%	211.42%	210.49%	190.57%	141.31%
Allowance for credit losses - loans / non-performing loans	216.05%	215.29%	213.13%	193.10%	142.07%
Non-performing assets / loans plus REO	0.53%	0.53%	0.54%	0.60%	0.88%
Non-performing assets / total assets	0.41%	0.41%	0.41%	0.44%	0.63%
Net charge-offs / average loans (annualized)	0.15%	0.05%	0.01%	0.37%	-0.01%
Net charge-offs / average loans LTM	0.14%	0.10%	0.26%	0.27%	0.17%

(1) Non-performing loans consist of non-accrual loans.
(2) Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.